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                                                                   (d)(11)(iii)

[LOGO]

                                    FORM OF

January 1, 2008

ING Mutual Funds
7337 East Doubletree Ranch Road
Scottsdale, AZ 85258-2034

Re: Expense Limitations

Ladies and Gentlemen:

For the Class A, B, C, M and Q shares of ING Emerging Countries Fund, a series of ING Mutual Funds, ING Investments, LLC shall waive or lower its investment management fee in accordance with the Expense Limitation Agreement between ING Investments, LLC and ING Mutual Funds, dated September 23, 2002, as restated August 1, 2003, and further amended and restated February 1, 2005, as if the Maximum Operating Expense Limits specified in Schedule A of the Expense Limitation Agreement were as follows:

                                    Maximum Operating Expense Limit
                                    (as a percentage of average net assets)
                                    --------------------------------------
Name of Fund                                   Classes
------------                        --------------------------------------
                                      A       B       C       M       Q
                                     ----    ----    ----    ----    ----
ING Emerging Countries Fund........ 2.10%   2.85%   2.85%   2.60%   2.10%

We are willing to be bound by this letter agreement to lower our fee for the period from January 1, 2008 through and including March 1, 2009. The method of computation to determine the amount of the fee waiver and the definitions as set forth in the Expense Limitation Agreement shall apply. Any fees waived pursuant to this letter agreement shall not be eligible for recoupment. This letter agreement shall terminate upon termination of the Expense Limitation Agreement.

Sincerely,


--------------------------
Todd Modic
Senior Vice President

7337 East Doubletree Ranch Road    Tel: 480.477.3000     ING Investments, LLC
Scottsdale, AZ 85258-2034          Fax: 480.477.2700
                                   www.ingfunds.com